Exhibit 99.1

Byline Bancorp Initiates Cash Dividend

Chicago, IL, December 12, 2019 – Byline Bancorp, Inc. (NYSE: BY) announced today that its Board of Directors has declared a cash dividend on its common stock of $0.03 per share for the quarter.  The dividend is payable on January 7, 2020 to all stockholders of record as of the close of business on December 24, 2019.

“Since the recapitalization in 2013, we have successfully executed on our strategic plan to generate profitable growth and enhance the value of the Byline franchise,” said Alberto Paracchini, President and Chief Executive Officer of Byline.  “Our Board believes that our current level of profitability and strong internal capital generation enables us to initiate a modest quarterly cash dividend.  We believe that adding a cash dividend to our capital allocation strategy will result in long-term benefits for our stockholders.”

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $5.4 billion in assets and operates more than 60 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top five Small Business Administration lenders in the United States.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, made through the use of words or phrases such as ‘‘may’’, ‘‘might’’, ‘‘should’’, ‘‘could’’, ‘‘predict’’, ‘‘potential’’, ‘‘believe’’, ‘‘expect’’, ‘‘continue’’, ‘‘will’’, ‘‘anticipate’’, ‘‘seek’’, ‘‘estimate’’, ‘‘intend’’, ‘‘plan’’, ‘‘projection’’, ‘‘would’’, ‘‘annualized’’, “target” and ‘‘outlook’’, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Forward-looking statements reflect various assumptions and involve elements of subjective judgement and analysis which may or may not prove to be correct and which are subject to uncertainties and contingencies outside the control of Byline and its respective affiliates, directors, employees and other representatives, which could cause actual results to differ materially from those presented in this communication. No representations, warranties or guarantees are or will be made by Byline as to the reliability, accuracy or completeness of any forward-looking statements contained in this communication or that such forward-looking statements are or will remain based on reasonable assumptions. You should not place undue reliance on any forward-looking statements contained in this communication. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

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Contacts:

Media Erin O’Neill Director of Marketing, Byline Bank eoneill@bylinebank.com 773.475.2901	Investors Tony Rossi Financial Profiles, Inc. BYIR@bylinebank.com 310.622.8221